19th Floor, Didu Building, Pearl River Plaza No.2 North Longkun Road Haikou City, Hainan Province China 570125

Shiner International, Inc. Announces Second Quarter 2010 Financial Results

Haikou, CHINA - August 13, 2010 –Shiner International, Inc. (“Shiner”), (Nasdaq: BEST), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced financial results for the quarter ended June 30, 2010.

Financial Summary

Second Quarter Results

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Earnings per share (basic and diluted) of $0.04 for the second quarter, remain unchanged from the prior quarter, and were up from a loss per share of $0.01 (basic and diluted) for the second quarter of 2009.

•	Total revenue increased 65% from $8.0 million during the second quarter of 2009 to $13.2 million during the second quarter of 2010.

•	Net income of $0.94 million for the second quarter of 2010, compared to a net loss of $0.28 million in the second quarter of 2009.

The following table sets forth the percentage of total film revenue generated by each of our product lines for the six months ended June 30, 2010 and 2009, respectively:

	Percent of Total Revenue
	For the six months ended June 30,
	2010	2009
BOPP Tobacco film	33%	44%
Coated film	39%	27%
Anti-counterfeiting film	21%	20%
Color printed packaging	7%	9%

Revenues and Earnings

Shiner's revenue for the three months ended June 30, 2010 increased 14% on a sequential basis from the quarter ended March 31, 2010, and increased 65% when compared to the same period in 2009.  The year to year increase in revenue related directly to increases in sales across Shiner's main business lines, which included a 136% increase in coated film sales from $2.2 million for the second quarter of 2009 to $5.1 million for the second quarter of 2010. Anti-counterfeit film sales increased 63% to $3.0 million from $1.9 million for the comparable period in 2009. Revenue from BOPP tobacco film sales was $4.0 million for the quarter ended June 30, 2010, an increase of 25% from the same period in 2009. Revenue from color printing increased 39% to $1.0 million in the second quarter in 2010 from $0.8 million during the comparable period in 2009.

The table below shows Shiner’s consolidated net sales (in millions)  by product line for the three months ended June 30, 2010,  the change in total net sales from the same period in 2009, and the changes in volume and price from the same period in 2009:

Product	Net Sales ($) Q2 FY 2010	% Change Q2 FY 2009	% Change in Volume	% Change in Price
BOPP Tobacco Film	4.0	25	39	(10)
Coated Film	5.1	136	118	8
Anti-Counterfeit	3.0	63	53	7
Color Printing	1.0	39	-	-

The table below shows Shiner’s consolidated net domestic sales (in millions)  by product line for the three months ended June 30, 2010,  the change in total net sales from the same period in 2009, and the changes in volume and price from the same period in 2009:

Product	Net Sales ($) Q2 FY 2010	% Change Q2 FY 2009	% Change in Volume	% Change in Price
BOPP Tobacco Film	4.0	26	41	(11)
Coated Film	3.7	238	213	8
Anti-Counterfeit	1.8	433	345	9
Color Printing	1.0	34	-	-

International sales for the quarter ended June 30, 2010 totaled $2.7 million and accounted for 20.5% of Shiner's total revenues in comparison to $2.6 million, or 33% of total revenues, for the comparable period in 2009.

The table below shows Shiner’s consolidated net international sales (in millions)  by product line for the three months ended June 30, 2010,  the change in total net sales from the same period in 2009, and the changes in volume and price from the same period in 2009:

Product	Net Sales ($) Q2 FY 2010	% Change Q2 FY 2009	% Change in Volume	% Change in Price
Coated Film	1.4	33	8	23
Anti-Counterfeit	1.2	(19)	(15)	(5)
Color Printing	0.04	-	-	-

Cost of goods sold increased $4.1 million, or 59%, from $6.9 million for the three months ended June 30, 2009 to $11.0 million for the three months ended June 30, 2010. Cost of goods sold represented 83.0 % and 86.2% of our total revenue for the three months ended June 30, 2010 and 2009, respectively.

Our gross profit for the three months ended June 30, 2010 was $2.2 million, which represented a gross margin of 17.0% and an increase of 32 basis points from a gross margin of 13.8% for the three months ended June 30, 2009.  The increase in gross margin was a direct consequence of an increase in the selling prices of our products, a decrease in overhead unit rates as a result of increased production volume, and lower raw material prices.

Our selling, general and administrative expenses decreased by about 4.8%, or $0.06 million, to $1.2 million for the three months ended June 30, 2010 from $1.3 million for the comparable period in 2009.

Income from operations was $1.0 million for the 2010 second quarter compared to a $0.21 million loss in the same period of the prior year.

For the second quarter of fiscal 2010, Shiner reported net income of $0.9 million compared to a net loss of $0.3 million in the same period of the prior year. Earnings per share were $0.04 for the second quarter of fiscal 2010 compared to a net loss of $0.01 per share for the second quarter of fiscal 2009. The improvement reflects significantly higher sales volume, increased manufacturing capacity utilization, higher selling prices, and lower raw material costs. Shiner’s productivity and cost-cutting actions are essentially tracking according to its business plan.

At June 30, 2010, we had $3.3 million in cash and cash equivalents on hand.  On June 30, 2010, we had five short-term loans outstanding for a total of $4.7 million and we had working capital of $10.8 million, a decrease of $0.8 million from March 31, 2010.

Operations Outlook

Mr. Xing stated: “We are glad to see the continued positive results throughout the first and second quarter. The strong growth in all business product lines validates our business progress and our effort to improve shareholder value. Our coated film sales increased 136% this quarter compared to the second quarter of 2009, along with a 63% increase in the anti counterfeit film, which contributed to the $1.22 million net income growth for the quarter.

“The primary industries we serve appear to be recovering, led by increased demand for consumer media products, tobacco and cigarettes, and food spending by consumers.  We believe the growth for our core business will be driven by the growth in the standard of living and higher wages across Asia, the new food laws that have been passed in China, and the growing need for media companies to protect their products from counterfeiting in China and Southeast Asia.

While there is still uncertainty about the sustainability of the global economic recovery, given our current cost structure and the prospect of improvement in the markets we serve, we believe that we will be well positioned to continue to generate improved earnings performance as sales increase.  “Looking ahead to the third quarter,” Mr. Xing said. “We expect earnings to be in line with our previous forecasts and currently estimate our third quarter earnings at about $0.04 per share.”

Business Highlights

Mr. Xing stated: “Our goal is to continue to increase sales both in China and internationally and we have begun to make investments in our infrastructure as well as our distribution network, as follows:

“Our new Hainan manufacturing facility has been completed and operations have begun. The new plant allows us to consolidate operations and processes from three separate locations into one central location, providing Shiner with immediate operational efficiencies, improved quality control and cost savings. We believe this new facility provides us with the opportunity to better serve international customers and puts Shiner in a better competitive position to win new business.

“We obtained a credit facility from the Bank of China to finance a state-of-the-art BOPP line from Bruckner Group. This line is custom ordered to our specifications to produce special base film for high quality anti counterfeit film and coated film. The equipment is expected to be delivered early in the first quarter of 2011, and  we expect it to be operational in the second quarter of 2011.

“We plan on establishing two sales offices in the third quarter. The first is in Shanghai, which will focus on the domestic food safety packaging market and target China’s leading food processors. The second sales office will be located in Hong Kong as a joint venture with an established distributor and will focus on developed markets such as Europe and North America.

“We believe that these investments and initiatives will put us in a better position to strengthen our leading position in the growing domestic food safety packaging market and capture additional international business. We will continue to focus on maintaining profitability and believe that we are on target to achieve our 2010 business plan goals.”

Conference Call Information

Management  will host an earnings conference call on August 23, 2010 at 8:30 a.m., U.S. Eastern Time. To participate in this live conference call, please dial 1 866-318-8614 approximately fifteen minutes before the scheduled call and reference passcode 45827451. International participants should call 1 617-399-5133. A replay of the call will be available for two weeks starting from Monday, August 23, 2010 at 10:30 a.m. To listen to the replay, please dial 1 888-286-8010 or 1 617-801-6888 for international participants, and enter replay passcode 97036442. The conference call will also be archived on Shiner's website at http://www.shinerinc.com.

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Shiner's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. Shiner was founded in 1990 and is headquartered in Haikou China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding Shiner’s earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that Shiner expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond Shiner’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by Shiner on its website or otherwise. Shiner does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.  Although Shiner does not make forward-looking statements unless it believes it has a reasonable basis for doing so,  Shiner cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect Shiner’ results, including earnings estimates, see Shiner’s filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

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Corporate Contact:
     Investor Relations:
     Shiner International, Inc
     Email:  ir@shinerinc.com or info@shinerinc.com

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$13,213,898	$8,006,378	$24,800,617	$15,076,786

Cost of Revenue	10,971,574	6,900,881	20,671,040	13,499,804

Gross profit	2,242,324	1,105,497	4,129,577	1,576,982

Operating expenses
Selling expenses	463,895	496,853	867,665	774,704
General and administrative expenses	786,217	816,751	1,227,589	1,340,669
Total operating expenses	1,250,112	1,313,604	2,095,254	2,115,373

Income (loss) from operations	992,212	(208,107)	2,034,323	(538,391)

Non-operating income (expense):
Other income, net	68,391	15,394	113,520	26,267
Subsidy income	110,029	-	151,091	-
Interest income	3,630	6,931	5,916	14,037
Interest expense	(54,515)	(42,240)	(97,344)	(88,289)
Exchange loss	(22,259)	(4,214)	(29,720)	(2,756)
Total non-operating income (expense)	105,276	(24,129)	143,463	(50,741)

Income before income tax	1,097,488	(232,236)	2,177,786	(589,132)

Income tax (benefit) expense	158,329	44,180	316,534	(37,703)

Net income (loss)	939,159	(276,416)	1,861,252	(551,429)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	121,735	(2,975)	112,398	(44,624)

Comprehensive Income (loss)	$1,060,894	$(279,391)	$1,973,650	$(596,053)

Weighted average shares outstanding :
Basic	24,588,155	24,635,812	24,588,155	24,642,867
Diluted	24,588,155	24,635,812	24,590,946	24,642,867

Earnings (loss) per share:
Basic	$0.04	$(0.01)	$0.08	$(0.02)
Diluted	$0.04	$(0.01)	$0.08	$(0.02)

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$3,248,732	$3,059,796
Restricted cash	-	733,455
Accounts receivable, net of allowance for doubtful
accounts of $288,076 and $252,008	7,778,717	6,405,741
Advances to suppliers	2,791,646	3,192,211
Notes receivable	317,761	88,311
Inventory, net	10,357,777	8,320,624
Prepaid expenses & other current assets	467,729	299,694

Total current assets	24,962,362	22,099,832

Property and equipment, net	11,555,250	12,163,693
Construction in progress	9,706,253	6,582,805
Intangible assets, net	347,428	349,491

TOTAL ASSETS	$46,571,293	$41,195,821

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,624,548	$2,667,835
Other payables	4,427,229	4,487,587
Unearned revenue	235,970	234,543
Accrued payroll	144,030	138,826
Short term loan	4,713,600	3,227,400

Total current liabilities	14,145,377	10,756,191

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized,
24,650,000 shares issued and 24,588,155 shares outstanding
at June 30, 2010 and December 31, 2009	24,650	24,650
Additonal paid-in capital	11,402,392	11,389,756
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	3,092,475	2,980,077
Statutory reserve	2,908,032	2,872,856
Retained earnings	15,056,403	13,230,327
Total stockholders' equity	32,425,916	30,439,630

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$46,571,293	$41,195,821